Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

DAKTRONICS, INC.

April 17, 2025

ARTICLE 1 – NAME

1.1 The name of the corporation is Daktronics, Inc. (the “Corporation”).

ARTICLE 2 – DURATION

2.1 The duration of the Corporation shall be perpetual.

ARTICLE 3 – PURPOSE

3.1 The Corporation is organized for general business purposes and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it currently exists or may hereafter be amended.

ARTICLE 4 – STOCK

4.1 The total number of shares of stock which the Corporation shall have the authority to issue shall be one-hundred twenty million (120,000,000) shares, $0.00001 par value per share, and which shall consist of one-hundred fifteen million (115,000,000) shares of common stock (the “Common Stock”) and five million (5,000,000) shares of preferred stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized to establish from the shares of preferred stock, by resolution adopted by the Board of Directors and included in one or more certificates of designation as provided by law, one or more classes or series of shares, to designate each such class or series (which may include, but is not limited to, designation as additional shares of common stock), and to fix the relative powers, preferences, privileges, rights, qualifications, limitations and restrictions of each such class or series.

4.2 The Board of Directors may, at any time and from time to time, via resolution, issue and sell for such consideration as may be permitted by law, any and all of the authorized shares of the stock of the Corporation not then issued, any and all treasury shares, and any and all of any stock of any class that may hereafter be authorized.

ARTICLE 5 – NO PREEMPTIVE RIGHTS

5.1 No stockholder of the Corporation shall have any preemptive or preferential rights to acquire additional or treasury shares of stock of the Corporation, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, or obligations of the Corporation or rights convertible into such shares.

ARTICLE 6 – REGISTERED OFFICE AND AGENT

6.1 The address of the principal and registered office of the Corporation in the State of Delaware shall be 1209 Orange St., in the City of Wilmington, Delaware 19801, County of New Castle, and the registered agent at such address shall be The Corporation Trust Company.

6.2 The Board of Directors shall have the authority to change the address and name of the registered agent of the Corporation pursuant to the procedure set forth in the DGCL, or its successor.

ARTICLE 7 – DIRECTORS

7.1 The number of directors of the Corporation which shall constitute the entire Board of Directors shall be fixed from time to time in the manner provided in the Bylaws of the Corporation (as may be amended or restated from time to time, the “Bylaws”). The directors shall be divided into three (3) classes, designated Class A, Class B and Class C, with each class to be as nearly equal in number as possible, with the term of office of the initial Class A members to expire at the first annual meeting after their election; the term of the initial Class B members to expire at the second annual meeting after their election; and the term of the initial Class C members to expire at the third annual meeting after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, disability, resignation, disqualification or removal, and the Board of Directors shall be authorized to assign members of the Board of Directors to such classes. At each annual meeting of stockholders, directors chosen to succeed whose terms then expire shall be elected for a full term of three (3) years, with each director to hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, disability, resignation, disqualification or removal.

7.2 Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot. There shall be no cumulative voting in the election of directors.

7.3 The Board of Directors shall have the power and authority to take any action required or permitted of it by law and by this Certificate.

7.4 The liability of the Corporation’s directors to the Corporation or its stockholders shall be eliminated to the fullest extent permitted by the DGCL, as the same exists or may be amended from time to time. In particular, and without limiting the effect of the foregoing sentence, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. If the DGCL, or any succeeding statutory authority, is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL or any succeeding statutory authority. Any repeal or modification of this Section 7.4 by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation at the time of such repeal or modification.

7.5 Any director may be removed, with or without cause, upon the affirmative vote of the holders of at least fifty percent (50%) of the then-outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, this Certificate and the Bylaws.

ARTICLE 8 – INDEMNIFICATION

8.1 The Corporation shall indemnify its officers and directors to the fullest extent authorized or permitted by the DGCL or any other applicable laws as may from time to time be in effect, as the same exist or may be amended from time to time. The Corporation may indemnify its employees, agents and other persons from time to time as determined by the Board of Directors.

8.2 Any repeal or modification of this Article 8 by the stockholders of the Corporation shall be prospective only and shall not adversely affect the indemnification of any person who is entitled to indemnification at the time of such repeal or modification.

8.3 The indemnification provided in this Article 8, under the DGCL, and under any other applicable laws shall not be deemed exclusive of any other rights to which those indemnified may be entitled by any bylaw, agreement, vote of stockholders or directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE 9 – BYLAWS

9.1 In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws without any action on the part of the stockholders of the Corporation. Notwithstanding the preceding sentence, any bylaw, may be amended, altered or repealed by the stockholders of the Corporation by the affirmative vote of a majority of the votes cast on the matter. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

ARTICLE 10 – STOCKHOLDER ACTION

10.1 Subject to the rights of the holders of any preferred stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken at a duly held annual or special meeting of stockholders or may be taken by unanimous written consent, setting forth the action taken, signed by all stockholders of the Corporation and delivered to the Corporation’s registered office in Delaware or its principal place of business.

ARTICLE 11 – POWERS

11.1 The Corporation shall have the unlimited power to engage in and to do any act necessary or incidental to the carrying out of its purposes, together with the power to do or perform any acts consistent with or which may be implied from the powers expressly conferred upon corporations by the DGCL.

ARTICLE 12 – INCORPORATOR

12.1 The incorporator of the Corporation is Carla Gatzke, whose mailing address is 201 Daktronics Drive, Brookings, South Dakota, 57006.

12.2 The powers of the incorporator are to terminate upon the filing of this Certificate with the Secretary of State of the State of Delaware. The name and mailing address of each person who is to serve as an initial director of the Company until the first annual meeting of stockholders or his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, disability, resignation, disqualification or removal, is:

Howard I. Atkins

201 Daktronics Drive, Brookings, South Dakota 57006

Lance D. Bultena

201 Daktronics Drive, Brookings, South Dakota 57006

Peter Feigin

201 Daktronics Drive, Brookings, South Dakota 57006

John P. Friel

201 Daktronics Drive, Brookings, South Dakota 57006

Dr. José-Marie Griffiths

201 Daktronics Drive, Brookings, South Dakota 57006

Reece A. Kurtenbach

201 Daktronics Drive, Brookings, South Dakota 57006

Kevin P. McDermott

201 Daktronics Drive, Brookings, South Dakota 57006

Andrew D. Siegel

201 Daktronics Drive, Brookings, South Dakota 57006

Shereta D. Williams

201 Daktronics Drive, Brookings, South Dakota 57006

ARTICLE 13 – AMENDMENT

13.1 The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate or Bylaws, from time to time, to amend this Certificate or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate or any amendment hereof are subject to such right of the Corporation.

13.2 Notwithstanding any other provision of this Certificate or the Bylaws (and in addition to any other vote that may be required by applicable law, this Certificate or the Bylaws), the affirmative vote of a majority of the outstanding stock entitled to vote thereon shall be required to amend, alter or repeal any provision of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this 17th day of April 2025.

DAKTRONICS, INC.

By:	/s/ Carla Gatzke
Name: Carla Gatzke
Title: Incorporator

Signature Page to Certificate of Incorporation of Daktronics, Inc.